UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2009

WIND ENERGY AMERICA INC.

(formerly Dotronix, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 100

Eden Prairie, MN 55344

(Address of Principal Executive Offices)(Zip Code)

(952) 746-1313

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

Sale of Ownership in the Company By the Jaunichs

Prior to January 2009, Gregory and Julie Jaunich (the “Jaunichs”) were majority shareholders of Boreal Energy Inc. (“Boreal”). Boreal received a majority interest of the common stock of Wind Energy America Inc. (the “Company or WNEA”) in early 2008 when the Company purchased major wind energy assets from Boreal.

During January-February 2009, the Jaunichs sold over 50% of their Boreal derivative ownership interest in common stock of the Company (approximately 10 million WNEA shares) to a private investment group. Concurrently, the Jaunichs also granted this private investment group stock purchase options and full voting rights in and to all remaining holdings and interests of the Jaunichs to WNEA common stock.

Accordingly, the Jaunichs no longer have any voting rights or say whatsoever regarding future operations or affairs of the Company. Moreover, the private investment group has informed the Company that they definitely intend to exercise their option rights in full to purchase all remaining ownership rights of the Jaunichs to WNEA common shares by the end of 2010.

Dividend Distribution By Boreal of WNEA Shares

In March 2009, Boreal distributed to its shareholders as a dividend approximately 14 million shares of WNEA common stock. Furthermore, Boreal has informed the Company that Boreal will soon distribute another dividend of 9-10 million WNEA shares to Boreal shareholders. When this additional distribution is completed, Boreal will own less than 10% of the common stock of the Company, and accordingly will no longer be an affiliate of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wind Energy America Inc.
Dated: March 26, 2009	By	/s/ Robert O. Knutson
Robert O. Knutson, Managing Director